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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                               THE JOURNAL COMPANY

     The undersigned, acting as the sole incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following articles of incorporation for the purpose of forming the corporation herein described (the "Corporation"):

                                   ARTICLE 1

     The name of the Corporation is The Journal Company.

                                   ARTICLE 2

     The aggregate number of shares which the Corporation shall have the authority to issue shall be three hundred ten million (310,000,000) shares, itemized by classes as follows: (i) one hundred seventy million (170,000,000) shares of a class designated as "Class A Common Stock," with a par value of $0.01 per share; (ii) sixty million (60,000,000) shares of a class designated as "Class B-1 Common Stock," with a par value of $0.01 per share; (iii) sixty million (60,000,000) shares of a class designated as "Class B-2 Common Stock," with a par value of $0.01 per share; (iv) ten million (10,000,000) shares of a class designated as "Class C Common Stock," with a par value of $0.01 per share; and (vi) ten million (10,000,000) shares of a class designated as "Preferred Stock," with a par value of $0.01 per share.

     Class B-1 Common Stock and Class B-2 Common Stock shall be referred to collectively as "Class B Common Stock." Any and all such shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, "Common Stock"), and all Preferred Stock, may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all of the shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments, except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any.

     The designation, relative rights, preferences and limitations of the shares of each class, and the authority of the Board of Directors of the Corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

     A. Definitions. The following definitions shall apply for purposes of these Articles of Incorporation:

          (1) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.


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          (2) A Person shall be deemed to "Beneficially Own" or be the
"Beneficial Owner" of any securities:

               (a) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

               (b) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this clause (b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made by the Corporation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended, and (ii) is not also then reportable on a Schedule l3D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); or

               (c) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (b) above) or disposing of any such securities.

          (3) "Buyer List" shall mean a list maintained by the Transfer Agent that includes separate entries for each validly submitted Purchase Order that has not expired or terminated and which indicates (a) the name and class of the Optionee submitting the same and (b) the date and time such Purchase Order was entered on the Buyer List.

          (4) "Change in Control of Matex" shall be deemed to have occurred if an event set forth in any one of the following subparagraphs (a)-(c) shall have occurred:

               (a) any one or more Persons other than a Family Successor is or becomes the Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock of Matex (not including in the securities Beneficially Owned by such Person any securities so owned prior to the date of the pricing of the Initial Public Offering); or

               (b) the shareholders of Matex approve a merger, consolidation or share exchange of Matex with any other corporation or approve the issuance of voting securities of Matex in connection with a merger, consolidation or share exchange of Matex (or any direct or indirect subsidiary of Matex) if any one or more Persons other than a Family Successor becomes a Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock in the resulting entity; or


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               (c) the shareholders of Matex approve a plan or agreement for the sale or disposition by Matex of all or substantially all of Matex's assets (in one transaction or a series of related transactions within any period of 24 consecutive months) if any one or more Persons other than a Family Successor becomes a Beneficial Owner, directly or indirectly, of more than twenty percent (20%) by vote or value of the outstanding stock in the acquiring entity.

          (5) "Class A Conversion Amount" shall mean an amount equal to 1.363970 shares of Class A Common Stock.

          (6) "Class A Optionees" shall mean Employee Benefit Plans.

          (7) "Class B Optionees" shall mean Employee-Eligibles.

          (8) "Class C Dividend Amount" shall mean an amount equal to X/Y, where X equals (a) the quotient of 3,168,000 divided by the Exchange Ratio, minus (b) the product of (i) the next per share cash dividend declared on the Class B Common Stock following the Special Dividend multiplied by four, multiplied by
(ii) 1,684,000, and Y equals 1,088,000; provided, however, that if the Corporation should at any time (x) subdivide the outstanding Common Stock or issue a dividend on the Common Stock payable in shares of Common Stock, then the Class C Dividend Amount in effect immediately prior to such subdivision or dividend shall be proportionately decreased by the same ratio as the subdivision or dividend; or (y) combine the outstanding Common Stock (except for a combination to combine the classes of Class B Common Stock into one class pursuant to Paragraph (C)(4) of this Article 2), then the Class C Dividend Amount in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the combination.

          (9) "Class C Optionee" shall mean Matex until such time as a Change in Control of Matex occurs; provided, however, that at any given time Matex shall not be considered a Class C Optionee (and shall not be eligible to purchase shares of Class B Common Stock, pursuant to previously submitted Purchase Orders or otherwise) if the Shareholder-Eligibles, at such time, Beneficially Own in the aggregate a number of shares of Class B Common Stock that is equal to or exceeds seventeen percent (17%) of the shares of Class B Common Stock then outstanding.

          (10) "Class C Restriction Date" shall mean the 180th day after the pricing of the Initial Public Offering.

          (11) "Class D Optionee" shall mean the Corporation; provided, however, that the Corporation shall not be considered a Class D Optionee with respect to any shares of Class B Common Stock Beneficially Owned by any
Shareholder-Eligible, unless purchase of such shares by the Corporation would result in a redemption described in Section 302(b) of the Code.

          (12) "Code" shall mean the Internal Revenue Code of 1986, as amended, and references to particular provisions thereof shall extend to successor provision having the same effect.


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          (13) "Combined Class A/Class B Conversion Amount" shall mean an amount equal to 0.248243 shares of Class A Common Stock and 1.115727 shares of Class B Common Stock (prior to the time the classes of Class B Common Stock are combined into one class pursuant to Paragraph (C)(4) of this Article 2, to consist of
0.557863 shares of Class B-1 Common Stock and 0.557864 shares of Class B-2
Common Stock).

          (14) "Committee" shall mean a committee constituted by the Board of Directors of the Corporation consisting of at least two (2) members who may be directors and/or executive officers of the Corporation that is charged by the Board of Directors of the Corporation with the responsibilities described in this Article 2.

          (15) "Employee" shall mean every individual now or at any time hereafter employed in the service of one or more of the Employers, including the officers of any of the Employers, so long as they shall be so employed or on leave of absence duly granted.

          (16) "Employee Benefit Plan" shall mean a pension, profit sharing, stock bonus, stock purchase, equity incentive, deferred compensation or other similar plan established by an Employer to provide benefits to Employees.

          (17) "Employee-Eligibles" shall mean (a) members of the Board of Directors of the Corporation or any Employer; and (b) Employees during the continuance of their employment.

          (18) "Employee-Eligible Transferee" shall mean a trust for the benefit of (a) individual beneficiaries or (b) corporations, associations or foundations organized for charitable, educational or religious purposes.

          (19) "Employers" shall mean the Corporation and all entities of which the Corporation owns directly or indirectly at least a majority of the voting interests.

          (20) "Ex-Employee-Eligible" shall mean a Person who has ceased to be an Employee-Eligible.

          (21) "Exchange Ratio" shall mean the number of shares of Class B Common Stock to be received for each share of common stock, par value $0.125 per share, of Journal Communications, Inc. in the Share Exchange.

          (22) "Family Individual" shall mean any issue (within the meaning of Section 851.13 of the Wisconsin Statutes) of Harry J. Grant, spouses of such issue, or widows or widowers of such issue.

          (23) "Family Successor" shall mean (a) any Family Individual; (b) the estate of any Family Individual; (c) any trust created by will or inter-vivos by any Family Individual for so long as the sole beneficiaries of such trust are one or more Family Individuals or Persons described in (e) or (f), below; (d) any other Person for so long as such Person is wholly owned and controlled by any one or more Family Individuals; (e) any Person described in Section 4947(a)(1) or (2) of the Code; and (f) any Person to which contributions would be deductible under Sections 2522 or 2055 of the Code.


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          (24) "Holder" shall mean a record owner of capital stock of the
Corporation, and, for purposes of Paragraph (C)(2)(e)(iv) only, if, during the period in which Class B Common Stock cannot be voluntarily converted under Paragraph (C)(2)(d), such record owner is a corporation, association, limited liability company, partnership, joint venture or trust, then "Holder" shall also mean any Family Individual to the extent of such Family Individual's proportional interest in such record owner having a value at the date of the sale or other disposition equal to (a) the total of federal and state estate or inheritance taxes payable by reason of the death of the deceased Family Individual multiplied by a fraction the numerator of which is the amount of such taxes and the denominator of which is the value of assets includable in the gross estate of the decedent for federal estate tax purposes, plus, (b) in the case of a shareholder of Matex, an amount equal to twenty-eight point two zero five percent (28.205%) of the amount determined under (a) with respect to Common Stock held by Matex.

          (25) "Initial Public Offering" shall mean the initial proposed sale of shares of Class A Common Stock by the Corporation to the public under the Securities Act of 1933, as amended.

          (26) "Liquidation Preference" shall mean an amount initially equal to the quotient of $72.79 divided by the Exchange Ratio; provided, however, that if the Corporation should at any time (a) subdivide the outstanding Common Stock or issue a dividend on the Common Stock payable in shares of Common Stock, then the Liquidation Preference in effect immediately prior to such subdivision or dividend shall be proportionately decreased by the same ratio as the subdivision or dividend; or (b) combine the outstanding Common Stock (except for a combination to combine the classes of Class B Common Stock into one class pursuant to Paragraph (C)(4) of this Article 2), then the Liquidation Preference in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the combination.

          (27) "Matex" shall mean Matex Inc., a Wisconsin corporation.

          (28) "Minimum Price" shall have the meaning given in Paragraph (A)(44) of this Article 2.

          (29) "Notice of Contractual Redemption" shall mean a written notice delivered by the Corporation to a Holder calling for redemption by the Corporation of any or all of such Holder's shares of Class B Common Stock pursuant to a binding contractual agreement or arrangement entered into between the Corporation and such Holder on or before May 12, 2003 and specifying therein the date fixed for redemption.

          (30) "Notice of Strategic Transaction Redemption" shall have the meaning given in Paragraph (C)(3)(d) of this Article 2.

          (31) "Optionees" shall mean the Class A Optionees, Class B Optionees, Class C Optionees and Class D Optionee, collectively.

          (32) "Option Event" shall have the meaning given in Paragraph (D)(1) of this Article 2.


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          (33) "Option Event Date" shall mean (a) in the case of an Option Event arising under Paragraph (D)(1)(a) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(a) of this Article 2, the date the applicable Voluntary Transfer/Conversion Notice is received by the Transfer Agent;
provided, however, that, in the event the Holder submitting such Voluntary Transfer/Conversion Notice indicates therein a Minimum Price, the Option Event Date shall not occur until the close of business on the day on which the Purchase Price equals or exceeds such Minimum Price; (b) in the case of an Option Event arising under Paragraph (D)(1)(c) of this Article 2, or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(c) of this Article 2, the date of such foreclosure sale or other Transfer; and (c) in the case of an Option Event arising under Paragraph (D)(1)(d) of this Article 2, the date of consummation of the Change in Control of Matex.

          (34) "Persons" shall include natural persons, corporations, trusts, associations, limited liability companies, partnerships, joint ventures and governmental units.

          (35) "Public Sale Restriction Period" shall mean (a) with respect to shares of Class B-1 Common Stock, the period ending on the 360th day after the pricing of the Initial Public Offering; and (b) with respect to shares of Class B-2 Common Stock, the period ending on the 540th day after the pricing of the Initial Public Offering.

          (36) "Purchase Order" shall mean a written notice containing a request to purchase shares of Class B Common Stock that become available for purchase upon the happening of an Option Event in accordance with Paragraph (D) of this Article 2 and constituting a binding obligation to purchase the shares of Class B Common Stock indicated therein on terms contained therein. A Purchase Order shall be in the form established from time to time by the Committee and shall be made available to any Optionee upon written request delivered to the Secretary of the Corporation at the Corporation's principal executive offices. A Purchase Order must contain at least the following:

               (a) (i) The name of the Optionee submitting the request; (ii) whether such Optionee is a Class A Optionee, Class B Optionee, Class C Optionee or Class D Optionee; and (iii) the number of shares of Class B Common Stock requested to be purchased, including whether such shares are Class B-1 Common Stock or Class B-2 Common Stock.

               (b) A representation that the Optionee is willing to purchase shares of Class B Common Stock either (i) at the Purchase Price; or (ii) at a specified maximum price.

               (c) An acknowledgement that such Optionee is offering to purchase shares of Class B Common Stock as specified therein subject to the terms and conditions contained in these Articles of Incorporation, a copy of which such Optionee has received and reviewed, and that such offer constitutes such Optionee's binding commitment to purchase such shares on the terms and conditions specified therein and in these Articles of Incorporation.


                                       6

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               (d) The duration that such Purchase Order shall remain in full force and effect.

          (37) "Purchase Price" shall mean:

               (a) If the Class A Common Stock is then listed for trading on a national securities exchange, then the closing price of the Class A Common Stock as reported by such exchange on the applicable Option Event Date.

               (b) If the Class A Common Stock is not then listed for trading on a national securities exchange but is then quoted on an automated quotation system, then the average of the closing bid and ask price as reported by such automated quotation system on the applicable Option Event Date.

               (c) If the Class A Common Stock is not then listed on a national securities exchange or quoted on an automated quotation system, then the fair market value of a share of Class A Common Stock on the applicable Option Event Date as determined by the most recent independent valuation of the Class A Common Stock, which under such circumstances shall be conducted no less than annually at the discretion of the Board of Directors of the Corporation.

          (38) "Share Exchange" means the share exchange contemplated in the Agreement and Plan of Share Exchange by and between the Corporation and Journal Communications, Inc. pursuant to which each share of Journal Communications, Inc.'s then existing common stock will be exchanged for a specified number of shares of Class B Common Stock.

          (39) "Shareholder-Eligible" shall mean (a) Matex; (b) the Abert Family Journal Stock Trust; and (c) any Family Successor.

          (40) "Special Dividend" shall mean a cash dividend that may be declared by the Board of Directors of the Corporation on the shares of Class B Common Stock at any time prior to the completion of the Initial Public Offering and paid out of funds legally available for the payment of dividends.

          (41) "Strategic Transaction" shall mean a plan, agreement or understanding that, if consummated, would result in one or more of the following: (a) the acquisition by any Person (other than the Corporation or any of its Affiliates, any Employee Benefit Plan, or any Person organized, appointed or established pursuant to the terms of any Employee Benefit Plan) of securities of (i) the Corporation representing at least 50% of the combined voting power of the Corporation's then outstanding securities (other than pursuant to a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision)) or (ii) Journal Sentinel, Inc. representing at least 50% of the combined voting power of the then outstanding securities of Journal Sentinel, Inc.; (b) any consolidation, merger, share exchange or other business combination of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's capital stock would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or


                                       7

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other business combination of the Corporation following which at least 50% of the combined voting power of the surviving corporation is owned by holders of the Corporation's capital stock immediately prior to the merger; (c) any consolidation, merger, share exchange or other business combination of Journal Sentinel, Inc. in which Journal Sentinel, Inc. is not the continuing or surviving corporation or pursuant to which shares of capital stock of Journal Sentinel, Inc. would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or other business combination of Journal Sentinel, Inc. (i) with or into the Corporation or (ii) with or into another corporation following which at least 50% of the combined voting power of the surviving corporation is owned by the Corporation; (d) any sale, lease, exchange or other transfer of all, or substantially all, of the consolidated assets of the Corporation; (e) any sale, lease, exchange or other transfer of all, or substantially all, of the consolidated assets of Journal Sentinel, Inc.; or (f) any relocation of the Corporation's principal executive offices from the Milwaukee metropolitan area.

          (42) "Transfer" shall mean any direct or indirect sale, pledge, gift, assignment or other transfer of any ownership or voting interest in any share of Common Stock, including, without limitation:

               (a) any pledge, sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (i) any shares of Class B Common Stock or Class C Common Stock; (ii) any securities convertible into or exercisable or exchangeable for shares of Class B Common Stock or Class C Common Stock; or
(iii) any shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock are convertible; or

               (b) entry into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock, other than any such transaction that, during the entire time of the relevant transaction, involves only (i) shares of Class A Common Stock or (ii) shares of any other class of Common Stock with respect to which the Public Sale Restriction Period or the Class C Restriction Date has expired or passed, and in either case only up to the number of such shares held by a shareholder initiating such a transaction during the entire time of the relevant transaction; whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock, Class B Common Stock, Class C Common Stock or other securities, in cash or otherwise.

               Notwithstanding the foregoing, "Transfer" shall not include

               (c) the classification of a share as marital property or community property under applicable state laws (so long as the transferor Holder of shares in whose name the share is recorded on the records of the Corporation retains sole and exclusive rights of management and control over the share), or a subsequent reassignment of the transferee spouse's marital or community interest back to the transferor Holder;


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               (d) a pledge to secure the payment of a loan; provided, however, unless and until a Holder shall have notified the Corporation in writing of such pledge, the Corporation shall not be bound to recognize the interest of any pledgee in such share, and provided further that the pledgee shall acquire no rights in such share greater than the rights of the pledgor therein. No sale or other Transfer of a share pledged by a Holder, upon foreclosure or other enforcement of such pledge, shall be valid or effective unless at least five days' advance notice of such sale or other Transfer shall have been given in writing to the Corporation. The occurrence of such foreclosure sale or other Transfer pursuant to due notice to the Corporation shall be deemed an Option Event with respect to any share of Class B Common Stock affected thereby; and thereupon such share shall be subject to purchase under the options provided in Paragraph D of this Article 2. If such share shall be purchased by an Optionee, then the Purchase Price shall be paid over by the Corporation to their pledgor, the pledgee and/or the foreclosure purchaser as their respective interests may appear;

               (e) any conversion of any shares of Class B Common Stock or Class C Common Stock into Class A Common Stock or Class A Common Stock and Class B Common Stock in accordance with the provisions of these Articles of Incorporation;

               (f) any transaction which would otherwise be a Transfer if both the transferor and the transferee are one or more of the Shareholder-Eligibles;

               (g) the exchange or conversion of shares of Common Stock pursuant to any transaction consummated pursuant to the Wisconsin Business Corporation Law (or other then applicable state business corporation law) that is approved by the shareholders of the Corporation; or

               (h) the giving of a revocable proxy or consent (i) in response to a public proxy or consent solicitation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended; or (ii) pursuant to a Voting Assurance Notice.

          (43) "Transfer Agent" shall mean an agent for the registration or transfer of shares of Common Stock, if any, duly appointed by the Corporation.

          (44) "Voluntary Transfer/Conversion Notice" shall mean a written notice containing a request to sell shares of Class B Common Stock or convert shares of Class B Common Stock into shares of Class A Common Stock, and constituting a binding obligation to sell the shares of Class B Common Stock indicated therein on terms contained therein. A Voluntary Transfer/Conversion Notice shall be in the form established from time to time by the Committee and shall be made available to any Holder upon written request delivered to the Secretary of the Corporation at the Corporation's principal executive offices. A Voluntary Transfer/Conversion Notice must contain at least the following:

               (a) The name of the Holder requesting sale or conversion and the number of shares of Class B Common Stock subject to requested sale or conversion, including whether such shares are Class B-1 Common Stock or Class B-2 Common Stock.

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               (b) A representation that the Holder is willing to sell such shares of Class B Common Stock either (i) at the Purchase Price; or (ii) at a specified minimum price (the "Minimum Price").

               (c) An acknowledgement that the Holder is offering to sell shares of Class B Common Stock as specified therein subject to the terms and conditions contained in these Articles of Incorporation, a copy of which such Holder has received and reviewed, and that such offer constitutes such Holder's binding commitment to sell such shares on the terms and conditions specified therein and in these Articles of Incorporation.

               (d) If the Holder is requesting conversion of shares of Class B Common Stock, then an acknowledgement that the request to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to the Voluntary Transfer/Conversion Notice constitutes an Option Event as defined in these Articles of Incorporation to the same extent as if such Holder had offered to sell such shares, and may result in such shares being sold in the same manner as if such Holder had offered to sell such shares.

               (e) If the Holder is requesting sale of shares of Class B Common Stock, then an indication as to whether, in the event the Transfer Agent is unable to complete the sale of the shares of Class B Common Stock being offered by the end of the third business day following the Option Event Date pursuant to Paragraph (D)(4) of this Article 2, the Holder wishes the Transfer Agent to:

                    (i) cancel the Voluntary Transfer/Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

                    (ii) convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock, if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2.

               (f) An acknowledgement that (i) no share of Class B-1 Common Stock may be converted on or before the 360th day after the pricing of the Initial Public Offering; and (ii) no share of Class B-2 Common Stock may be converted on or before the 540th day after the pricing of the Initial Public Offering; and that, in the event such holder has requested in the Voluntary Transfer/Conversion Notice that shares of Class B Common Stock be converted, but by operation of Paragraph (C)(2)(d)(i) of this Article 2, such shares cannot then be converted, the shares requested to be sold pursuant thereto shall not be converted and shall remain shares of Class B Common Stock held by such Holder, and the applicable Voluntary Transfer/Conversion Notice shall be cancelled.

          (45) "Voting Assurance Notice" shall mean, with respect to any given Strategic Transaction, a legally binding, written agreement executed by a Holder of Class C Common Stock and delivered to the Corporation evidencing such Holder's agreement to vote all of such Holder's shares of Class C Common Stock (or any other shares of Common Stock into which shares of Class C Common Stock have been converted after delivery of such Voting Assurance Notice) in favor of all components of the Strategic Transaction and against any


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alternative proposal related thereto that is not approved by the Board of
Directors of the Corporation and against any action or agreement that would delay, impede, frustrate, prevent or nullify the Strategic Transaction.

     B. Preferred Stock.

          (1) Series and Variations Between Series. The Board of Directors of the Corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Article 2, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Article 2.

          (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

          (3) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money's worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accumulated but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the Corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

          (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Article 2 or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

     C. Common Stock.

          (1) Class A Common Stock

               (a) Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding and the Holders of Class C Common Stock pursuant to Paragraph (C)(3)(a) of this Article 2, the Holders of outstanding shares of Class A Common Stock shall be entitled to receive pro rata with the Holders of outstanding shares of Class B Common Stock, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its shareholders.

               (b) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class A Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such Holder's name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

               (c) No Fractional Shares. The Corporation shall not be required to issue fractions of a share of Class A Common Stock upon the conversion of shares of Class B Common Stock, Class C Common Stock or otherwise. The Corporation shall pay to each Holder of a fractional interest of a share of Class A Common Stock resulting from the voluntary, involuntary or automatic conversion of shares of Class B Common Stock, Class C Common Stock or otherwise an amount in cash equal to the product obtained by multiplying such fractional interest to which such Holder would otherwise be entitled by the Purchase Price in effect on the date of the Holder's acquisition of such fractional interest.

          (2) Class B Common Stock.

               (a) Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding and the Holders of Class C Common Stock pursuant to Paragraph (C)(3)(a) of this Article 2, the Holders of outstanding shares of Class B Common Stock shall be entitled to receive pro rata with the Holders of outstanding shares of Class A Common Stock, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its shareholders.

               (b) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class B Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such Holder's name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

               (c) Transfer Restrictions; Mandatory Offers to Sell. Shares of Class B Common Stock may not be Transferred at any time except for (i) Transfers to the Corporation; (ii) Transfers by an Employee-Eligible or Ex-Employee-Eligible to an Employee-Eligible Transferee, provided that such Transfer is not for valuable consideration and further provided that a certified copy of the trust instrument evidencing any assignment of shares of Class B Common Stock by a Holder to an Employee-Eligible Transferee shall be filed with the Transfer Agent at the time of Transfer; (iii) Transfers to the underwriters in the Initial Public Offering; (iv) Transfers to the designated purchaser (other than the Corporation) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision), which tender offer or exchange offer is approved by the Board of Directors of the Corporation; (v) Transfers pursuant to an Option Event and in accordance with Paragraph (D) of this Article 2; (vi) if the Holder of the Class B Common Stock is a corporation, association, limited liability company, partnership or joint venture, then Transfers upon such Holder's liquidation or dissolution to its shareholders who are Family Successors; and (vii) if the Holder of the Class B Common Stock is a trust, then Transfers by such Holder upon its termination or dissolution to its beneficiaries who are Family Successors. All Option Events shall constitute mandatory offers to sell the subject shares of Class B Common Stock in the manner set forth in Paragraph (D) of this Article 2. Any Transfer or purported Transfer in violation of this Paragraph (C)(2)(c) of this Article 2 shall be null and void, and the Corporation shall not register any such Transfer or purported Transfer.

               (d) Voluntary Conversion.

                    (i) Each outstanding share of Class B Common Stock may, at the option of the Holder thereof and subject to the provisions of this Paragraph
(C)(2)(d)(i) of this Article 2, be converted into one fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) share of Class A Common Stock at any time; provided, however, that, except as provided by Paragraph (C)(2)(d)(ii), Paragraph (C)(2)(e), Paragraph (D)(5)(a)(iii) and Paragraph (D)(5)(c) of this Article 2, (A) no share of Class B-1 Common Stock may be converted on or before the 360th day after the pricing of the Initial Public Offering; and (B) no share of Class B-2 Common Stock may be converted on or before the 540th day after the pricing of the Initial Public Offering. In order to effect a voluntary conversion of any or all of those shares in accordance with this Paragraph (C)(2)(d)(i) of this Article 2, a Holder of shares of Class B Common Stock must first submit to the Transfer Agent a completed and duly executed Voluntary Transfer/Conversion Notice. Submission of a Voluntary Transfer/Conversion Notice in accordance with this Paragraph
(C)(2)(d)(i) of this Article 2 shall constitute an Option Event subject to the provisions of Paragraph (D) of this Article 2.

                    (ii) Notwithstanding Paragraph (C)(2)(d)(i) of this Article 2, at any time commencing upon the receipt by a Holder of a Notice of Contractual Redemption and prior to redemption of the shares of Class B Common Stock specified therein, each outstanding share of Class B Common Stock held by such Holder that is called for redemption pursuant to such notice may, at the option of such Holder, be converted into one fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) share of Class A Common Stock.

     A. Such conversion right and option shall be exercised by delivery to the Transfer Agent of (1) if the share of Class B Common Stock is represented by a certificate, the certificate representing such share of Class B Common Stock to be converted, accompanied by a written notice of the election by the Holder thereof to convert and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, or
(2) if the ownership of the Class B Common Stock is recorded in "book entry" form, a written notice of the election by the Holder thereof to convert and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, and (3) in either of
(1) or (2) above, transfer tax stamps or funds therefor, if required pursuant to Paragraph (C)(2)(d)(ii)(C) of this Article 2.

     B. As promptly as practicable after all necessary deliveries required by Paragraph (C)(2)(d)(ii)(A) of this Article 2 have been made, and the payment in cash of any amount required by the provisions of Paragraph (C)(2)(d)(ii)(C) of this Article 2, the Corporation will deliver, or cause to be delivered at the office where such certificate was surrendered, to, or upon the written order of, the Holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion (or, if ownership of the Class A Common Stock will be recorded in "book entry" form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the Holder of such shares of Class B Common Stock shall cease at such time and the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record Holder or Holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) shares of Class A Common Stock are to be issued as the record Holder or Holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

     C. The issuance of certificates or share statements for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or share statement is to be issued in a name other than that of the record Holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

               (e) Automatic Conversion.

                    (i) When the number of outstanding shares of Class B Common Stock falls below eight percent (8%) of the aggregate number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding, the then outstanding shares of Class B Common Stock shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into a like number of shares of Class A Common Stock, and stock certificates, if any, formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

                    (ii) Each share of Class B Common Stock that is Transferred to the underwriters in the Initial Public Offering shall be and be deemed to be, immediately upon purchase by the underwriters, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock.

                    (iii) Each share of Class B Common Stock that is Transferred to the designated purchaser (other than the Corporation) in a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision), which tender offer or exchange offer is approved by the Board of Directors of the Corporation, shall be and be deemed to be, immediately upon purchase by the designated purchaser, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock.

                    (iv) Each share of Class B Common Stock that was owned by a Holder immediately prior to such Holder's death shall, on the one hundred twentieth (120th) day following the date of such Holder's death, be and be deemed to be, without further deed or act on the part of any Holder, automatically converted into one share of Class A Common Stock, and stock certificates, if any, formerly representing such outstanding share of Class B Common Stock shall thereupon and thereafter be deemed to represent one share of Class A Common Stock; provided, however, that such share shall not be so converted if, at any time commencing upon the date of such Holder's death and ending upon the close of business on the one hundred nineteenth (119th) day following the date of such Holder's death, such Holder's beneficiary or estate delivers a Voluntary Transfer/Conversion Notice (that does not state therein a Minimum Price) to the Transfer Agent requesting sale or conversion of such shares of Class B Common Stock, which submission shall constitute an Option Event in accordance with Paragraph (D)(1)(a) of this Article 2.

               (f) Legend. Any certificate for shares of Class B Common Stock, if any, shall bear a conspicuous legend on its face reading as follows:

     "The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Articles of Incorporation of this Corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a Transfer that does not meet the qualifications and requirements set forth in Paragraph (C)(2)(c) of Article 2 of the Articles of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a Transfer that does not meet the qualifications and requirements prescribed by Paragraph (C)(2)(c) of Article 2 is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

          In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the Holder thereof and noted in the Corporation's stock transfer records.

               (g) Fractional Shares. Class B Common Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Holders of Class B Common Stock.

          (3)  Class C Common Stock.

               (a) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of outstanding shares of Class C Common Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after the payment of all preferential amounts required to be paid to the Holders of any series of Preferred Stock then outstanding but before any payment shall be made to the holders of Class A Common Stock or Class B Common Stock, an amount in cash equal to the greater of (i) the Liquidation Preference per share, plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such liquidation, dissolution or winding up; or (ii) the amount such holder would have received had such holder converted its Class C Common Stock into Class A Common Stock pursuant to Paragraph (C)(3)(c)(ii) of this Article 2 immediately prior to such liquidation, dissolution or winding up (regardless of whether such conversion is then permissible). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its shareholders after payment in full of amounts required to be paid or distributed to holders of Preferred Stock shall be insufficient to pay the holders of shares of Class C Common Stock the full amount to which they shall be entitled, the holders of shares of Class C Common Stock, and any class of stock ranking on liquidation on a parity with the Class C Common Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

               (b) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, the Holders of Class C Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, the Holders of Class C Common Stock shall be entitled to two (2) votes in person or by proxy for each share of Class C Common Stock standing in such Holder's name on the stock transfer records of the Corporation. Except as otherwise provided by the Wisconsin Business Corporation Law and Article 4 hereof, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the Holders of the outstanding shares of Class A Common Stock, the Holders of the outstanding shares of Class B Common Stock and the Holders of the outstanding shares of Class C Common Stock shall vote together as a single class.

               (c) Optional Conversion Rights. Each outstanding share of Class C Common Stock may, at the option of the Holder thereof, at any time, be converted into the numbers of fully paid and nonassessable (except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any) shares of capital stock of the Corporation indicated in either (i) or (ii), below, at the option of the Holder thereof:

                    (i) the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; or

                    (ii) the number of shares of Class A Common Stock equal to the Class A Conversion Amount;

                  provided, however, that (A) if prior to such conversion the outstanding Class B Common Stock has been previously converted into Class A Common Stock pursuant to Paragraph (C)(2)(e)(i) of this Article 2, then each outstanding share of Class C Common Stock may at any time thereafter be converted only into the number of shares of Class A Common Stock equal to the Class A Conversion Amount; and (B) no share of Class C Common Stock held by any given Holder may be converted during the time period commencing upon the date of delivery by the Corporation of a Notice of Strategic Transaction Redemption and ending upon the date of delivery by such Holder of a Voting Assurance Notice to the Corporation in accordance with Paragraph (C)(3)(d) of this
         Article 2.

                    (iii) Such conversion right and option shall be exercised by delivery to the Transfer Agent of (1) if the share of Class C Common Stock is represented by a certificate, the certificate representing such share of Class C Common Stock to be converted, accompanied by a written notice of the election by the Holder thereof to convert (which notice shall include the Holder's election to convert such share into either shares of Class A Common Stock and Class B Common Stock as provided in Paragraph (C)(3)(c)(i) of this Article 2 or shares of Class A Common Stock as provided in Paragraph (C)(3)(c)(ii) of this Article
2) and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, or (2) if the ownership of the Class C Common Stock is recorded in "book entry" form, a written notice of the election by the Holder thereof to convert (which notice shall include the Holder's election to convert such share into either shares of Class A Common Stock and Class B Common Stock as provided in Paragraph (C)(3)(c)
(i) of this Article 2 or shares of Class A Common Stock as provided in Paragraph
(C)(3)(c)(ii) of this Article 2) and by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such Holder or his duly authorized attorney, and (3) in either of (1) or (2) above, transfer tax stamps or funds therefor, if required pursuant to Paragraph (C)(3)(c)(vi) of this
Article 2.

                    (iv) As promptly as practicable after all deliveries required by Paragraph (C)(3)(c)(iii) of this Article 2 have been made, and the payment in cash of any amount required by the provisions of Paragraph (C)(3)(c)
(vi) of this Article 2, the

Corporation will deliver, or cause to be delivered at the office where such certificate was surrendered, to, or upon the written order of, the Holder of such certificate, (A) a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion (or, if ownership of the Class A Common Stock will be recorded in "book entry" form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct; and, if applicable (B) a certificate or certificates representing the number of full and, if applicable, fractional shares of Class B Common Stock issuable upon such conversion (or, if ownership of the Class B Common Stock will be recorded in "book entry" form, a share statement reflecting ownership of such shares), issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class C Common Stock, and all rights of the Holder of such shares of Class C Common Stock shall cease at such time and the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) the shares of Class A Common Stock and, if applicable, Class B Common Stock are to be issued shall be treated for all purposes as having become the record Holder or Holders of such shares of Class A Common Stock and, if applicable, Class B Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificate or certificates representing (or share statement reflecting) shares of Class A Common Stock and, if applicable, Class B Common Stock are to be issued as the record Holder or Holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

                    (v) Unless otherwise expressly provided therein, no share of Class C Common Stock that is converted pursuant to the provisions of Paragraph (C)(3)(c), Paragraph (C)(3)(f) or Paragraph (C)(3)(g) of this Article 2 shall retain any rights of the Class C Common Stock subsequent to the date of such conversion, including, without limitation, rights to dividends, distributions, payments upon liquidation, or otherwise, and shall have only the rights associated with the shares of Class A Common Stock and/or Class B Common Stock into which such shares were converted.

                    (vi) The issuance of certificates or share statements for shares of Class A Common Stock or, if applicable, Class B Common Stock upon conversion of shares of Class C Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or share statement is to be issued in a name other than that of the record Holder of the share or shares of Class C Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

               (d) Optional Strategic Transaction Redemption. To the extent permitted by applicable law and subject to the provisions of this Paragraph
(C)(3)(d) of this Article 2, the Corporation shall have the option to redeem the Class C Common Stock, in whole and not in part, following the approval by the Board of Directors of the Corporation of a Strategic Transaction, at a redemption price per share equal to the Liquidation Preference, plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such redemption. In connection with any such redemption, the Corporation shall, within ten (10) business days following the approval by the Board of Directors of the Corporation of a Strategic Transaction, deliver to each Holder of Class C Common Stock written notice of redemption, either personally or by mail, which notice shall specify that it is being delivered pursuant to this Paragraph
(C)(3)(d) of this Article 2 and shall indicate the date fixed for redemption (a "Notice of Strategic Transaction Redemption"), which date shall in no event be earlier than twenty (20) business days after the date the Notice of Strategic Transaction Redemption is delivered nor later than forty (40) business days after the date the Notice of Strategic Transaction Redemption is delivered. If mailed, a Notice of Strategic Transaction Redemption shall be deemed delivered when deposited, postage prepaid, in the United States mail (certified mail, return receipt requested) addressed to the Holders of Class C Common Stock at their addresses as they appear on the stock record books of the Corporation. If a Holder of Class C Common Stock delivers to the Corporation a Voting Assurance Notice no later than the date that is one (1) business day prior to the date fixed for redemption, then the Corporation shall not be entitled to redeem the shares of Class C Common Stock held by such Holder delivering such Voting Assurance Notice in connection with the Strategic Transaction with respect to which the Voting Assurance Notice was delivered. The Corporation may require, at its option, that the Holder who delivers a Voting Assurance Notice also deliver to the Corporation or its designees, within ten (10) business days following the date of the Corporation's definitive proxy statement with respect to such Strategic Transaction, an irrevocable proxy to vote all of such Holder's shares of Class C Common Stock (or any other shares of Common Stock into which shares of Class C Common Stock have been converted after delivery of such Voting Assurance Notice) in favor of all components of the Strategic Transaction and against any alternative proposal related thereto that is not approved by the Board of Directors of the Corporation and against any action or agreement that would delay, impede, frustrate, prevent or nullify the Strategic Transaction. Any conversion of Class C Common Stock hereunder which is made following the delivery of a Voting Assurance Notice (a "Strategic Conversion") may be made contingent upon the consummation of the Strategic Transaction to which such Voting Assurance Notice relates. Contemporaneously with the delivery of any Common Stock deliverable upon the consummation of a Strategic Conversion, the Corporation shall pay the Holder of the shares of Class C Common Stock being converted an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock being converted through the date of conversion.

               (e) Optional Terminal Redemption; Automatic Conversion. On September 30, 2017, to the extent the Corporation shall have legally available funds therefor and to the extent otherwise permitted by applicable law and subject to the provisions of this Paragraph (C)(3)(e) of this Article 2, the Corporation shall have the option to redeem, in whole and not in part, the remaining outstanding shares of Class C Common Stock at a redemption price per share equal to the Liquidation Preference plus an amount equal to the accumulated and unpaid dividends on such shares to the date of such redemption. In connection with any such redemption, the Corporation shall provide written notice of such redemption, either personally or by mail, to the Holders of the Class C Common Stock, not less than forty-five days prior to September 30, 2017, which notice shall specify that it is being delivered pursuant to this Paragraph
(C)(3)(e) of this Article 2. If mailed, such notice shall be deemed delivered when deposited, postage prepaid, in the United States mail (certified mail, return receipt requested) addressed to the Holders of Class C Common Stock at their addresses as they appear on the stock record books of the Corporation. If a Holder of Class C Common Stock delivers to the

Corporation a written notice within thirty (30) days following delivery of a notice of redemption by the Corporation hereunder to the effect that such Holder wishes to retain the shares of Class C Common Stock called for redemption, then the Corporation shall not be entitled to redeem the shares of Class C Common Stock pursuant hereto and, instead, each such share held by the Holder submitting such notice shall remain a share of Class C Common Stock until September 30, 2018, on which date it will automatically and without further action by the Corporation or any Holder be converted into the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay to the Holder of the converted shares an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock so converted to the date of conversion. If the Corporation does not exercise its option to redeem the Class C Common Stock as provided herein, then on September 30, 2018, each share of Class C Common Stock will automatically and without further action by the Corporation or any Holder be converted into the number of shares of Class A Common Stock and Class B Common Stock equal to the Combined Class A/Class B Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay to the Holder of the converted shares an amount equal to the accumulated and unpaid dividends on the shares of Class C Common Stock so converted to the date of conversion.

               (f) Transfer Restrictions. Shares of Class C Common Stock may not be Transferred at any time prior to the Class C Restriction Date except for Transfers to the Corporation. From and after the Class C Restriction Date, shares of Class C Common Stock may not be Transferred at any time except (i) Transfers to the Corporation; (ii) if the Holder of the Class C Common Stock is a corporation, association, limited liability company, partnership or joint venture, then such Holder may Transfer the shares of Class C Common Stock held by it upon its liquidation or dissolution to its shareholders or interest holders who are Family Successors; and (iii) if the Holder of the Class C Common Stock is a trust, then such Holder may Transfer the shares of Class C Common Stock held by it upon its termination or dissolution to its beneficiaries who are Family Successors. Upon any Transfer in violation of this Paragraph
(C)(3)(f) of this Article 2, each share of Class C Common Stock so Transferred shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into the number of shares of Class A Common Stock equal to the Class A Conversion Amount, and stock certificates, if any, formerly representing such outstanding share of Class C Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Class A Common Stock equal to the Class A Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay the Holder an amount equal to the accumulated and unpaid dividends on such shares to the date of such conversion.

               (g) Change in Control of Matex. Upon any Change in Control of Matex, each share of Class C Common Stock owned by Matex shall be and be deemed to be, without further deed or act on the part of any Holder, immediately and automatically converted into the number of shares of Class A Common Stock equal to the Class A Conversion Amount, and stock certificates, if any, formerly representing such outstanding share of Class C Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Class A Common Stock equal to the Class A Conversion Amount; provided, however, that upon such conversion, the Corporation shall pay the Matex an amount equal to the accumulated and unpaid dividends on such shares to the date of such conversion.

               (h) Legend. Any certificate for shares of Class C Common Stock, if any, shall bear a conspicuous legend on its face reading as follows:

         "The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Articles of Incorporation of this Corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a Transfer that does not meet the qualifications and requirements set forth in Paragraph (C)(3)(f) of
         Article 2 of the Articles of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a Transfer that does not meet the qualifications and requirements prescribed by Paragraph (C)(3)(f) of Article 2 is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

               In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the Holder thereof and noted in the Corporation's stock transfer records.

               (i) No Additional Issuance. Subsequent to the initial issuance of shares of Class C Common Stock, the Board of Directors of the Corporation may only issue such shares in the form of a share distribution or distributions pursuant to a stock dividend on or split-up of the shares of Class C Common Stock, and only to the then Holders of the outstanding shares of Class C Common Stock in accordance with Paragraph (C)(7) of this Article 2.

          (4) Limits on Reclassification, Subdivision or Combination. No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock; provided, however, that the Board of Directors may, by resolution and without further action of any Holders, combine the Class B-1 Common Stock and Class B-2 Common Stock into a single class of Class B Common Stock at any time after 540 days after the pricing of the Initial Public Offering without any combination of the Class A Common Stock or the Class C Common Stock.

          (5) Dividends. Subject to Paragraph (C)(7) and the other provisions of this Article 2, the Board of Directors of the Corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock. Each share of Common Stock shall be equal in respect of rights to dividends and distributions, as and when declared, except (i) as set forth in Paragraph (C)(7) of this
Article 2; (ii) that the cash dividend payable with respect to each share of Class C Common Stock shall in all cases be in an amount not less than the Class C Dividend Amount per calendar year, which amount shall be cumulative from the first full calendar quarter following consummation of the Initial Public Offering; and (iii) that the Special Dividend may be declared and paid without a dividend being declared or paid on the shares of Class A Common Stock or Class C Common Stock.

          (6) Certain Dividend Limitations. No dividends shall be declared or paid on the Class A Common Stock unless dividends are also declared and paid on the Class B Common Stock and the Class C Common Stock in the amounts and form determined in accordance with this Article 2; and no dividends shall be declared or paid on the Class B Common Stock unless dividends are also declared and paid on the Class A Common Stock and the Class C Common Stock in the amounts and form determined in accordance with this Article 2; provided, however, that the Special Dividend may be declared and paid without a dividend being declared or paid on the shares of Class A Common Stock or Class C Common Stock. Dividends may be declared and paid on the shares of Class C Common Stock without a dividend being declared or paid on the shares of Class A Common Stock or Class B Common Stock.

          (7) Share Distributions. All shares of each class of Common Stock shall share equally on a per share basis in all dividends or other distributions payable in shares of Common Stock or any other securities of the Corporation (including, without limitation, rights to purchase securities of the Corporation) or of any other Person (collectively, a "share distribution"). Share distributions may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this Paragraph (C)(7) of this Article 2:

               (a) a share distribution consisting of (i) shares of Class A Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock to holders of Class A Common Stock, (ii) shares of Class B-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-1 Common Stock to holders of Class B-1 Common Stock, (iii) shares of Class B-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-2 Common Stock to holders of Class B-2 Common Stock; and (iv) shares of Class C Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class C Common Stock to holders of Class C Common Stock; provided, however, that the number of shares or other securities to be distributed per share of any class of Common Stock in such share distribution shall be equal to the number of shares or other securities to be distributed per share in such share distribution to the other classes of Common Stock.

               (b) a share distribution consisting of shares of any class or series of securities of the Corporation or any other Person other than Class A Common Stock, Class B Common Stock or Class C Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock, Class B Common Stock or Class C Common Stock), either: (i) on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (with the phrase "on an equal per share basis" to mean, for purposes of this clause (i) and with respect to a Holder of Class C Common Stock, the amount of securities equal to the amount such Holder would have received had such Holder converted his, her or its shares of Class C Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution); or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock, and, on an equal per share basis, one class or series of securities to holders of shares of Class C Common Stock (with the phrase "on an equal per share basis" to mean, for purposes of this clause (ii) and with respect to a Holder of Class C Common Stock, the amount of securities equal to the amount such Holder would have received had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution); provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions; and provided further that (x) holders of shares of Class A Common Stock receive a class or series of securities having no more than one vote per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than one vote per share and having class voting rights identical to those for the shares of Class A Common Stock;
(y) holders of shares of Class B Common Stock receive a class or series of securities having no more than 10 votes per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than ten votes per share and having class voting rights identical to those for the shares of Class B Common Stock; and (z) holders of shares of Class C Common Stock receive a class or series of securities having the same number of votes such Holder would have been entitled to had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this
Article 2 immediately prior to such share distribution, or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities having the same number of votes such Holder would have been entitled to had such Holder converted his, her or its shares of Class C Common Stock into shares of Class A Common Stock and Class B Common Stock pursuant to Paragraph (C)(3)(c)(i) of this Article 2 immediately prior to such share distribution.

          (8) Certain Transactions Not Liquidations. For purposes of this
Article 2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (9) Reserved Shares. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock and Class C Common Stock, (a) such number of shares of Class A Common Stock and Class B Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class C Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class C Common Stock by delivering purchased shares of Class A Common Stock or Class B Common Stock which are then being held as treasury stock; and (b) such number of shares of Class A Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivering purchased shares of Class A Common Stock which are then being held as treasury stock. The

Corporation covenants that if any shares of Class A Common Stock or Class B Common Stock required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any Federal or state securities law before such shares of Class A Common Stock or Class B Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is then listed at the time of such delivery.

          (10) No Liability. In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article 2, or in connection with the making of any determination referred to in this Article 2, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

     D. Class B Common Stock Transfer Procedures.

          (1) Option Events. Upon the occurrence of any of the following (each, an "Option Event"), the Holder of shares of Class B Common Stock subject to such Option Event shall be required to offer such shares for purchase, and such shares shall become subject to purchase, pursuant to this Paragraph (D) of this
Article 2:

               (a) Submission by a Holder to the Transfer Agent of a completed and duly executed Voluntary Transfer/Conversion Notice shall constitute an Option Event on the applicable Option Event Date with respect to the number of shares of Class B Common Stock specified in the Voluntary Transfer/Conversion Notice. Submission of a Voluntary Transfer/Conversion Notice will constitute the binding commitment of the Holder submitting the same to sell the indicated shares of Class B Common Stock on the terms and conditions specified therein at the Purchase Price (giving effect to any Minimum Price stated therein).

               (b) An Option Event with respect to a share of Class B Common Stock owned by any Holder shall constitute an Option Event on the applicable Option Event Date with respect to any marital or community property interest of the spouse of such Holder.

               (c) An Option Event pursuant to foreclosure sale or other Transfer as specified in the third sentence of Paragraph (A)(42)(d) of this
Article 2 shall constitute an Option Event on the applicable Option Event Date with respect to the number of shares of Class B Common Stock subject to such foreclosure sale or other Transfer.

               (d) A Change in Control of Matex shall constitute an Option Event on the applicable Option Event Date with respect to all shares of Class B Common Stock then Beneficially Owned by Matex.

          (2) Options With Respect to Shares of Class B Common Stock.
Upon submission by a Class A Optionee, Class B Optionee, Class C Optionee or Class D Optionee of a valid and duly executed Purchase Order to the Transfer Agent in accordance with Paragraph (D)(3) of this Article 2 and compliance with the terms and conditions thereof, options to purchase all or any of the shares of Class B Common Stock made available through the happening of Option Events shall be vested first in the Class A Optionees; then in the Class B Optionees; then in the Class C Optionee; then in the Class D Optionee.

          (3) Purchase Orders. Only Optionees are eligible to submit Purchase Orders and to purchase shares of Class B Common Stock that become subject to Option Events. Optionees of any class who desire to purchase shares of Class B Common Stock that become subject to Option Events must first complete, execute and deliver to the Transfer Agent a Purchase Order. A Purchase Order must be accompanied by either (a) a cashier's check or money order sufficient in amount to pay the Purchase Price for the shares of Class B Common Stock indicated for purchase therein, which will be held in escrow by the Transfer Agent pending satisfaction of the Purchase Order pursuant to Paragraph (D)(4) of this Article 2 or termination thereof in accordance with this Paragraph (D)(3) of this
Article 2, or (b) other documentation sufficient in the sole discretion of the Transfer Agent to evidence immediate access to funds sufficient in amount to pay the Purchase Price for the shares of Class B Common Stock indicated for purchase therein along with instructions for the Transfer Agent to access such funds and appropriate authorization to allow the same. A Purchase Order will become effective upon entry by the Transfer Agent of such Purchase Order on the Buyer List, which Buyer List shall be maintained by the Transfer Agent. The Transfer Agent shall enter all Purchase Orders on the Buyer List as soon as practicable after receipt thereof, but in no event later than twenty-four hours after such receipt. A Purchase Order will constitute the binding commitment of the Optionee submitting the same to purchase shares of Class B Common Stock on the terms and conditions specified therein. All Purchase Orders will remain in full force and effect until the earlier of (x) complete satisfaction of the terms and conditions specified therein; (y) the date of expiration of such Purchase Order as specified therein; or (z) as promptly as practicable following receipt by the Transfer Agent of a notice of cancellation, executed by the Optionee who submitted the Purchase Order to which it pertains.

          (4) Purchase and Sale of Shares of Class B Common Stock. Upon the occurrence of an Option Event, the Transfer Agent shall, if then possible pursuant to the terms of this Paragraph (D)(4) of this Article 2, cause the shares of Class B Common Stock subject to such Option Event to be sold to an Optionee by matching the shares subject to such Option Event with the earliest entered Purchase Order (first from among all Class A Optionees, then all Class B Optionees, then the Class C Optionee, then the Class D Optionee, in that order) the terms and conditions of which can be matched by a purchase of all or a part of such shares of Class B Common Stock at the Purchase Price, until the terms and conditions of such Purchase Order are satisfied in full; if shares of Class B Common Stock remain to be sold pursuant to such Option Event, then the Transfer Agent shall match the shares of Class B Common Stock subject to such Option Event with the next-earliest posted Purchase Order the terms and conditions of which can be matched by a purchase of all or a part of such shares of Class B Common Stock at the Purchase Price, until the terms and conditions of such Purchase Order are satisfied in full; and so on. Upon a sale of shares of Class B Common Stock in accordance herewith, the Transfer Agent shall record the sale of such shares of Class B Common Stock and provide prompt notice thereof to the purchaser and seller; and shall deliver the Purchase Price for the shares of Class B

Common Stock to the seller thereof, without interest, as promptly as practicable, but in no event later than the end of the third business day following the occurrence of the Option Event.

          (5) Procedure if Shares of Class B Common Stock Not Sold Pursuant to Option Process. If the Transfer Agent is unable to complete the sale of shares of Class B Common Stock subject to an Option Event (including, without limitation, delivery of the Purchase Price therefor) in the manner set forth in Paragraph (D)(4) of this Article 2 by the end of the third business day following the applicable Option Event Date, then the Transfer Agent shall:

               (a) In the case of an Option Event arising under Paragraph (D)(1)
(a) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)
(a) of this Article 2, either

                    (i) If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, (A) immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder's name (or, in the event ownership will be recorded in "book entry" form, a share statement reflecting ownership of such shares), if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same and if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this
Article 2, or (B) cancel such Voluntary Transfer/Conversion Notice if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same or if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

                    (ii) If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, and if the Voluntary Transfer/Conversion Notice provides no direction with respect to conversion of the shares subject thereto, cancel such Voluntary Transfer/ Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

                    (iii) If the Voluntary Transfer/Conversion Notice was submitted pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder's name (or, in the event ownership will be recorded in "book entry" form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2.

               (b) In the case of an Option Event arising under Paragraph (D)(1)
(c) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)
(c) of this Article 2, either

                    (i) immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder's name (or, in the event ownership will be recorded in "book entry" form, a share statement reflecting ownership of such shares), if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2; or

                    (ii) if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, then the shares of Class B Common Stock subject thereto shall remain held by the Holder subject to such foreclosure sale or other Transfer.

               (c) In the case of an Option Event arising under Paragraph
(D)(1)(d) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder's name (or, in the event ownership will be recorded in "book entry" form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2. In the event that such conversion would then be prohibited by the provisions of Paragraph (C)(2)(d)(i) of this Article 2 but for the operation of the previous sentence, none of the shares of Class A Common Stock into which the shares of Class B Common Stock are converted may be Transferred until the earlier of (i) the expiration of the Public Sale Restriction Periods that were applicable to the shares of Class B Common Stock prior to such conversion, and (ii) submission of a Voluntary Transfer/Conversion notice pursuant to Paragraph (C)(2)(e)(iv) of this Article 2.

     E. Preemptive Rights. No holder of shares of any class of capital stock of the Corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the Corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

                                   ARTICLE 3

     A. General Powers, Number, Classification and Tenure of Directors. The general powers, number, classification, tenure and qualifications of the directors of the Corporation shall be as set forth in Sections 3.01 and 3.02 of
Article III of the Bylaws of the Corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of the Bylaws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of the Bylaws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

     B. Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the Corporation in a matter which has a material adverse effect on the business of the Corporation and such adjudication is no longer subject to direct appeal.

     C. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Paragraph (C) shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Paragraph (C) shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

     D. Amendments.

          (1) Notwithstanding any other provision of these Articles of Incorporation, the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

          (2) Notwithstanding the foregoing and any provisions in the bylaws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

                                    ARTICLE 4

     In addition to any vote of shareholders that may be required by the Wisconsin Business Corporation Law, if any, and notwithstanding any other provision of these Articles of Incorporation, the Corporation shall not consummate a Strategic Transaction without first receiving the affirmative vote of (i) shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock, considered for this purpose as a single class, and (ii) shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Class C Common Stock.

                                   ARTICLE 5

     The name and address of the Corporation's initial director is:

     Steven J. Smith                   Journal Communications, Inc.
                                       333 West State Street
                                       Milwaukee, Wisconsin 53203


                                   ARTICLE 6

     The Bylaws of the Corporation may limit the authority of the shareholders of the Corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

                                   ARTICLE 7

     The address of the Corporation's initial registered office is 333 West State Street, Milwaukee, Wisconsin 53203. The name of the Corporation's initial registered agent at such address is Journal Communications, Inc., a Wisconsin corporation.

                                   ARTICLE 8

     The name and address of the sole incorporator of the Corporation is Peter
C. Underwood, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

                                   ARTICLE 9

     These Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

                                    * * * * *